ALUMINUM CORPORATION OF CHINA LIMITED 20-F

Exhibit 8.1

List of Subsidiaries of Aluminum Corporation of China Limited as of December 31, 2019

A list of Aluminum Corporation of China Limited's principal subsidiaries is provided in Note 1 to consolidated financial statements included in this annual report following Item 19.